Exhibit 99.1

Sidus Space Announces $14 Million Private Placement

CAPE CANAVERAL, Fla., December 17, 2024 -- Sidus Space, Inc. (NASDAQ: SIDU) (the “Company” or “Sidus”), an innovative, agile space mission enabler, today announced that it has entered into definitive securities purchase agreements dated December 17, 2024 with accredited and institutional investors for the issuance and sale of units consisting of shares of Class A common stock (each a “Common Shares”) (or pre-funded warrants (“Pre-funded Warrants”) to purchase in lieu thereof) together with warrants (each a “Common Warrant”) to purchase one-half of the number of shares of Class A common stock (or Pre-funded Warrants) of the Company at a price of $2.07 per unit, on a brokered private placement basis, for aggregate gross proceeds of approximately $14 million, before deducting fees and offering expenses.

The Company will be issuing a combination of 6,799,892 shares of Class A common stock (or Pre-funded Warrants in lieu thereof), and Common Warrants to purchase 3,399,946 shares of Class A common stock. Each Pre-funded Warrant will entitle the holder to acquire one share of Class A common stock at an exercise price of $0.0001 per share, and each Common Warrant will be immediately exercisable and entitle the holder to acquire one share of Class A common stock at an exercise price of $2.25 per share, for a period of five and one-half years following the closing of the Offering. The private placement is expected to close on December 18, 2024, subject to customary closing conditions.

The Company intends to use the proceeds from the offering for working capital and general corporate purposes.

ThinkEquity is acting as the exclusive placement agent for the Offering.

The securities offered and sold by the Company in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of Class A common stock and shares underlying the Pre-funded Warrants and Common Warrants to be issued in the private placement. Any resale of the Company’s shares under such resale registration statement will be made only by means of a prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities will not be registered under the Securities Act or any state securities laws when issued at the closing of the private placement, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Sidus Space, Inc.

Sidus Space (NASDAQ: SIDU) is a space mission enabler providing flexible, cost-effective solutions including custom satellite design, payload hosting, mission management, space manufacturing and AI enhanced space-based sensor data-as-a-service. With its mission of Space Access Reimagined™, Sidus Space is committed to rapid innovation, adaptable and cost-effective solutions, and the optimization of space system and data collection performance. With demonstrated space heritage including manufacturing and operating its own satellite and sensor system, LizzieSat™, Sidus Space serves government, defense, intelligence and commercial companies around the globe. Strategically headquartered on Florida’s Space Coast, Sidus Space operates a 35,000-square-foot space manufacturing, assembly, integration and testing facility and provides easy access to nearby launch facilities.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s prospectus and Annual Report on Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations

investorrelations@sidusspace.com

Media

press@sidusspace.com